Exhibit 99.2

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM SUCCESSFULLY EMERGES FROM

IN-COURT RESTRUCTURING

HOUSTON, Texas – April 12, 2017 – Ultra Petroleum Corp. (“Ultra” or the “Company”) announced today that it has successfully completed its in-court restructuring and emerged from chapter 11. In support of its plan of reorganization, Ultra raised $2.98 billion in exit financing in order to pay creditors in full and preserve significant value for existing equity holders. Additionally, the Company has been approved to list its newly-issued common stock on The NASDAQ Global Select Market and will begin trading tomorrow under the ticker symbol “UPL”.

“Today is an exciting day for Ultra Petroleum. We achieved the goals we have diligently pursued throughout our chapter 11 proceedings: maximizing the value of the Company for the benefit of all of our stakeholders,” said Michael D. Watford, its Chairman, President and Chief Executive Officer. “We are extremely appreciative of the investors and institutions that supported our plan with the substantial equity and debt capital investments reflected in the nearly $3.0 billion of new financings we closed today. Additionally, we are grateful to our dedicated employees for their continued efforts to operate, manage and grow our business and I thank them for their work during this process.”

Financing Transactions

In support of its restructuring and in order to satisfy its obligations under the plan of reorganization confirmed by the bankruptcy court, the Company closed the following financing transactions:

•	$580.0 million equity rights offering for common stock of the Company;

•	$800.0 million Senior Secured Term Loan Agreement maturing on the seventh anniversary of the closing date among Ultra Resources, Inc. (“Ultra Resources”), a wholly-owned subsidiary of the Company, as Borrower, Barclays Bank PLC, as Administrative Agent, and the lenders named therein (the “Term Loan”);

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•	$700.0 million of 6.875% Senior Notes due 2022 (the “2022 Notes”) issued by Ultra Resources and guaranteed by the Company and its other subsidiaries;

•	$500.0 million of 7.125% Senior Notes due 2025 (the “2025 Notes”) issued by Ultra Resources and guaranteed by the Company and its other subsidiaries; and

•	$400.0 million Senior Secured Revolving Credit Agreement maturing fifty-seven months from the closing date among Ultra Resources, as Borrower, Bank of Montreal, as Administrative Agent, and the lenders named therein (the “Credit Agreement”).

Common Stock – NASDAQ Listing

In connection with its emergence from chapter 11, the Company is issuing 195.0 million shares of new common stock. All of the Company’s existing common stock that had been trading under the ticker symbol “UPLMQ” was cancelled and the existing stockholders received new common stock as set forth in the plan of reorganization. All of the allowed claims attributable to the prepetition high yield bonds issued by the Company were converted into new common stock as set forth in the plan of reorganization. The shares related to the $580.0 million equity rights offering were issued and the fee payable to the commitment parties under the Backstop Commitment Agreement was paid in new common stock as set forth in the plan of reorganization.

As noted above, the Company has been approved to list its newly-issued common stock on NASDAQ. Its common stock is anticipated to begin trading on NASDAQ at the opening of trading on April 13, 2017, under the ticker symbol “UPL”.

Board of Directors

As previously disclosed, the Company has retained Mr. Watford as the Chairman of its Board of Directors (the “Board”), along with each of its pre-emergence independent, non-executive board members, including Dr. W. Charles Helton, its Lead Independent Director, Stephen J. McDaniel, Roger A. Brown, and Michael J. Keeffe. The Company is also pleased to announce that, effective today, it has added Neal P. Goldman and Alan J. Mintz to the Board as new independent, non-executive members who were recommended to the Company by the backstop commitment parties and approved by Mr. Watford.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. Additional information on the company is available at www.ultrapetroleum.com.

Statements made in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, and which may cause the Company’s actual results to differ materially from those implied or anticipated in the forward-looking

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statements. These include risks relating to financial performance and results, ability to improve its financial results and profitability following emergence from bankruptcy, availability of sufficient cash flow to execute its business plan, declining commodity prices and demand for oil, natural gas and natural gas liquids, the Company’s ability to hedge future production at suitable prices and volumes, the Company’s ability to replace reserves and efficiently develop its current reserves, the regulatory environment and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

For further information contact:

Sandi Kraemer

Director, Investor Relations and External Reporting

Phone: 281-582-6613

Email: skraemer@ultrapetroleum.com

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